Exhibit 10.1

SVB Financial Group

Deferred Compensation Plan

Amended and Restated Effective July 22, 2015

TABLE OF CONTENTS

PURPOSES    1
ARTICLE 1 – DEFINITIONS    2
ARTICLE 2 – PARTICIPATION    5
ARTICLE 3 – DEFERRAL ELECTIONS    6
ARTICLE 4 – PARTICIPANT ACCOUNT    8
ARTICLE 5 – INVESTMENT OF CONTRIBUTIONS    9
ARTICLE 6 – RIGHT TO BENEFITS    10
ARTICLE 7 – DISTRIBUTION OF BENEFITS    12
ARTICLE 8 – AMENDMENT AND TERMINATION    13
ARTICLE 9 – THE TRUST    14
ARTICLE 10 – MISCELLANEOUS    15
ARTICLE 11 – PLAN ADMINISTRATION    18

i

PURPOSES
The purposes of the SVB Financial Group Deferred Compensation Plan (the “Plan”) are (a) to permit eligible employees to elect to defer receipt of compensation which would otherwise be payable to them currently as annual base pay or bonuses and (b) to provide investment alternatives for voluntary and mandatory deferred compensation. The Plan is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and shall be implemented and administered in a manner consistent therewith. The Plan also is intended to comply with Section 409A of the Internal Revenue Code.

ARTICLE 1 – DEFINITIONS
Wherever used herein, the following terms have the meanings set forth below, unless context clearly requires a different meaning:
1.1    “Account” means an account established for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains, losses or distributions included thereon. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to the Plan.
1.2    “Administrator” means the Employer, or such other person or persons designated by the Employer to be responsible for the administration of the Plan.
1.3    “Base Pay” means the basic or regular rate of per payroll period remuneration paid to the Participant by the Employer.
1.4    “Beneficiary” means the persons, trusts, estates or other entities entitled under Section 6.2 to receive benefits under the Plan upon the death of a Participant.
1.5    “Board” means the Compensation Committee of Board of Directors of the Plan Sponsor.
1.6    “Bonus” means a bonus payment that is earned by an Eligible Employee during the Plan Year for services rendered to Employer and that the Administrator has designated as deferrable under the Plan prior to the commencement of any applicable Plan Year.
1.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.8    “Compensation” means Base Pay and Bonus earned by an Eligible Employee during the Plan Year for services rendered to Employer as determined by the Administrator.
1.9    “Deferral Election” means an election an Eligible Employee makes as provided by Section 3.1.
1.10    “Eligible Employee” means an employee that Employer (a) determines to be a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and (b) designates as an Eligible Employee for purposes of this Plan.
1.11    “Employer” means SVB Financial Group and all other members of SVB Controlled Group that it designates to participate in this Plan.
1.12    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.13	“Participant” means any Eligible Employee who participates in the Plan in accordance with Article 2.

1.14	“Plan” means this SVB Financial Group Deferred Compensation Plan as set forth herein and as it may be amended from time to time.

1.15	“Plan Sponsor” means SVB Financial Group.

1.16
“Plan Year” means the calendar year; provided, however, that solely for purposes of Sections 3.1, 3.2 and 3.5, prior to the commencement of an applicable calendar year the Plan Administrator may determine that the Plan Year shall be a different period of roughly-equivalent time with respect to Base Pay deferral elections, which alternative period of time shall commence no sooner than the first day of the applicable calendar year, and the Plan Administrator shall timely communicate to Participants such alternative Plan Year for purposes of Participants’ Base Pay deferral elections for the alternative Plan Year. Notwithstanding the foregoing, an alternative Plan Year shall not overlap with another Plan Year.

1.17
“Separation from Service” means a Participant’s death, retirement, or other termination of employment with the SVB Controlled Group. The determination of whether a Participant has terminated employment shall be determined based on the facts and circumstances in accordance with the rules set forth in Code Section 409A and the regulations thereunder. Whether a Separation from Service has occurred is based on whether the facts and circumstances indicate that the Participant and the Employer reasonably anticipated that no further services would be performed for the Employer after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or if employed by an Employer less than 36 months, such lesser period). A Participant will be deemed to have had a Separation from Service if the Participant’s level of bona fide services performed decreases to a level that is twenty percent (20%) or less of the average level of services performed by the Participant during the immediately preceding 36-month period (or if the Participant has not been employed for 36 months, such less period of employment). A Participant shall not be deemed to have Separated from Service if the Participant continues to provide services to an Employer (whether as an employee or an independent contractor) at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding 36 months of employment with an Employer (or if employed by an Employer less than 36 months, such lesser period). In addition to the foregoing, a Separation from Service will not be deemed to have occurred while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Employer is provided either by statute or contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, then the Participant is deemed to have Separated from Service on the first day immediately following such six-month period.

1.18	“Special Retention Incentives” means retention incentives offered to selected key Participants as provided in Section 3.4.

1.19
“Specified Employee” means a Participant who is identified as a “specified employee” as of the date of his or her Separation from Service in accordance with the requirements of Treasury Regulation section 1.409A-1(i).

1.20
“SVB Controlled Group” means the Employers and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes an Employer and any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c) with an Employer.

1.21	“Total Disability” means total disability as determined by the Social Security Administration or other disability that complies with the requirements of Treasury Regulations section 1.409A-3(i)(4).

1.22	“Valuation Date” means each business day of the Plan Year and such other date(s) as Employer designates.

ARTICLE 2     – PARTICIPATION

2.1
Participation. Each Eligible Employee shall become a Participant in the Plan by executing a Deferral Election in accordance with the provisions of Article 3 or by being designated as a Participant in a Special Retention Incentive.

2.2
Termination of Participation. A Participant’s participation in the Plan shall cease upon his or her termination of service with the Employer for any reason or his or her ceasing to qualify as an Eligible Employee. Upon any termination of participation, a Participant’s deferrals shall cease but the provisions of Section 7.2 shall continue to apply.

2.3
Other Termination of Employment. If the Participant’s employment is terminated prior to the end of a Special Retention Incentive Vesting Period for any reason other than death or Total Disability, the Participant will forfeit all rights to payment of the Special Retention Incentive under this Plan.

ARTICLE 3     – DEFERRAL ELECTIONS

3.1
Deferral Election. Each Eligible Employee may elect to defer Compensation earned by him or her during a Plan Year by executing a Deferral Election in accordance with rules and procedures established by the Administrator and the provisions of this Article 3. The Deferral Election must separately specify for each type of Compensation (i.e., Base Pay and Bonus) the whole number percentage multiple that the Participant elects to defer and the timing and form of payment of the deferred amount.

A new Deferral Election must be timely executed for each Plan Year during which the Eligible Employee elects to defer compensation. An Eligible Employee who does not timely execute a Deferral Election shall be deemed to have elected zero deferrals for such Plan Year.
The Administrator shall specify a period, ending no later than December 31st of the calendar year immediately preceding the Plan Year during which Deferral Elections may be made as to Compensation earned during a Plan Year. Each Deferral Election becomes irrevocable at the close of the specified period.

3.2	Election to Defer Base Pay. An Eligible Employee may elect to defer Base Pay for a Plan Year in any amount (in 1% increments) from 5% to 50% of Base Pay.

3.3	Election to Defer Bonus. An Eligible Employee may elect to defer (in 1% increments) from 5% to 100% of his or her Bonus for a Plan Year.

3.4
Special Retention Incentives. From time to time during the Plan Year, the Administrator, in its sole discretion, shall designate Special Retention Incentives to key employees as eligible for investment in this plan during the retention qualifying period.

3.5
Timing of Election to Defer. Each Eligible Employee who desires to defer Base Pay earned during a Plan Year must execute a Deferral Election within the period preceding the Plan Year specified by the Administrator. Each Eligible Employee who desires to defer a Bonus must execute a Deferral Election within the period preceding the Plan Year during which the Bonus is earned that is specified by the Administrator, except that if the Bonus can be treated as “performance-based compensation” as described in Section 409A(a)(4)(B)(iii) and Treasury Regulations promulgated thereunder, such Deferral Election must be executed no later than the date which is six months before the end of the performance period in which the Bonus is earned, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is made and the election may not be made after the date the amount of such performance-based compensation has become reasonably ascertainable. Performance-based compensation means compensation the amount of which, or entitlement to, is contingent on satisfying pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Performance criteria are pre-established if established in writing by not later than 90 days after the beginning of the performance period; provided the outcome of the criteria are substantially uncertain at the time the criteria are established.
In the case of the first Plan Year in which an Employee first becomes classified or designated as an Eligible Employee, if and to the extent permitted by the Administrator, the individual may make an election no later than thirty (30) days after the date he or she becomes an Eligible Employee to defer Base Pay and/or Bonus (as applicable) for services to be performed after the election. An election will be deemed to apply to Bonus for services performed after the election if the election applies to no more than an amount equal to the total Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. This paragraph will not apply to an Employee who is a participant in any other account balance deferred compensation plans maintained by any member of the SVB Controlled Group which is required to be aggregated with this Plan under Code Section 409A.

3.6
Election of Payment Schedule and Form of Payment. At the time an Eligible Employee completes a Deferral Election, the Eligible Employee must separately elect the time and form of payment for each type of Compensation being deferred (i.e., for Base Pay and Bonus).

A Participant may designate on the Deferral Election a specific Plan Year to commence distribution of all or a portion of the applicable deferrals from the Participant’s Account. The Plan Year must be at least three Plan Years after the first day of the Plan Year during which the Deferral Election is effective. A Participant may also elect on the Deferral Election to receive a distribution of all or a portion of the applicable deferrals from the Participant’s Account upon the Participant’s Separation from Service. Notwithstanding the foregoing, in the event that a Participant’s Separation from Service occurs prior to a Plan Year that a Participant has selected to commence distribution of all or a portion of his or her Account, such portion of the Participant’s Account shall commence distribution upon the Participant’s Separation from Service. In the event that a Participant fails to make a valid election with respect to the time of payment for deferrals of any type of Compensation for a Plan Year, then such deferrals shall be paid upon the Participant’s Separation from Service.
A Participant must elect to receive distribution of the Participant’s Deferral Accounts in either a single lump sum in cash or in annual cash installments over a period of up to ten years. In the event that a Participant fails to make a valid election with respect to the form of payment for deferrals of any type of Compensation for a Plan Year, then such deferrals shall be paid in a single lump sum.

ARTICLE 4     – PARTICIPANT ACCOUNT

4.1
Individual Accounts. The Administrator will establish and maintain a bookkeeping Account for each Participant which will reflect deferrals made pursuant to Article 3 along with earnings, expenses, gains and losses credited thereto, attributable to the hypothetical investments made with the amounts in the Participant’s Account as provided in Article 5. The amount a Participant elects to defer in accordance with Article 3 shall be credited to the Participant’s Account at the time the amount subject to the deferral election would otherwise have been payable to the Participant but for his or her election to defer. The Administrator will establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate to discharge its duties under the Plan.

ARTICLE 5     – INVESTMENT OF CONTRIBUTIONS

5.1	Investment Options. The amount in a Participant’s Account shall be treated as invested in the investment options designated for this purpose by the Administrator.

5.2
Adjustment of Accounts. The amount in a Participant’s Account shall be adjusted for hypothetical investment earnings or losses in an amount equivalent to the gains or losses reported by the investment options selected by the Participant or Beneficiary from among the investment options provided in Section 5.1. A Participant may, in accordance with rules and procedures established by the Administrator, change the investments to be used for the purpose of calculating future hypothetical investment adjustments to the Participant’s Account or to future Participant deferrals effective as of the Valuation Date coincident with or next following notice to the Administrator. The Account of each Participant shall be adjusted as of each Valuation Date to reflect: (a) the hypothetical investment earnings and/or losses described above; (b) Participant deferrals; and (c) distributions or withdrawals from the Account.

ARTICLE 6     – RIGHT TO BENEFITS

6.1	Vesting.

6.1.1
Vesting for Voluntary Elected Deferral Amounts. Except as provided in Section 6.1.2, Participant, at all times, has a 100% nonforfeitable interest in voluntary elected deferral amounts credited to his or her Account.

6.1.2
Vesting for Special Retention Incentives. These awards are subject to time-based vesting requirements (and other vesting requirements as the Administrator may determine from time to time) based on the following schedule:

Vesting Period	Retention Incentive to Salary Multiple
3 years	Less than or equal to one times annual salary
4 years	Greater than one times annual salary and less than or equal to two times annual salary
5 years	Greater than two times annual salary

6.2
Death. The balance or remaining balance credited to a Participant’s Account shall be paid to his or her Beneficiary in a single lump sum payment as soon as practicable following the date of death, but in no event later than the end of the year in which the death occurred or, if later, the 15th day of the third month immediately following the date of death. If multiple Beneficiaries have been designated, each Beneficiary shall receive a single lump sum payment of his or her specified portion of the Account as soon as practicable following the date of death, but in no event later than the end of the year in which the death occurred or, if later, the 15th day of the third month immediately following the date of death.

A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries in accordance with rules and procedures established by the Administrator.

A copy of the death notice or other sufficient documentation must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the Participant’s Account, such amount will be paid to his or her estate (such estate shall be deemed to be the Beneficiary for purposes of the Plan) in a single lump sum payment.

ARTICLE 7     – DISTRIBUTION OF BENEFITS

7.1
Amount of Benefits. The amount credited to a Participant’s Account as determined under Articles 4 and 6 shall determine and constitute the basis for the value of benefits payable to the Participant under the Plan.

7.2	Method and Timing of Distributions for Voluntary Deferrals.

7.2.1
Method and Timing of Distributions for a Specified Plan Year. In the event a Participant has selected a specific Plan Year to begin distribution of all or a portion of the voluntary deferrals credited to his or her Account, such distribution shall commence in January of the Plan Year that the Participant had elected for beginning such distribution from his or her Account, and shall be made in the form specified by the Participant in accordance with the provisions of Article 3.

7.2.2
Method and Timing of Distributions for Separation from Service. Subject to Section 7.4, in the event that all or any portion of a Participant’s Account is distributable upon the Participant’s Separation from Service, such distribution shall commence in January of the first Plan Year that commences six months after the Participant’s date of Separation from Service, and shall be made in the form specified by the Participant in accordance with the provisions of Article 3.

7.3
Method and Timing of Distributions for Special Retention Incentives. Distributions for Special Retention Incentive will occur as soon as administratively feasible following the vesting date specified by the Administrator, but in no event more than 60 days.

7.4
Cashouts of Amounts Not Exceeding $10,000. If the amount credited to the Participant’s Account does not exceed $10,000 at the time of the Participant’s Separation from Service, the Employer may pay such amount to the Participant in a single lump sum payment as soon as practicable following such termination or cessation of service regardless of whether the Participant had made different elections of time or form of payment as to the amount credited to his or her Account or whether the Participant was receiving installments at the time of such termination. A distribution made to a Specified Employee shall not be made before the date that is six months after the date of his or her Separation from Service.

ARTICLE 8     – AMENDMENT AND TERMINATION

8.1
Amendment by Employer. The Plan Sponsor reserves the right to amend the Plan (for itself and each Employer) through action of the Board. An amendment must be in writing and executed by an officer authorized to take such action. Each amendment shall be effective when approved by the Board. No amendment can directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of his or her Account, which had accrued prior to the amendment.

8.2
Retroactive Amendments. An amendment made by the Plan Sponsor in accordance with Section 8.1 may be made effective on a date prior to the first day of the Plan Year in which it is adopted if such amendment is necessary or appropriate to enable the Plan to satisfy the applicable requirements of the Code or ERISA or to conform the Plan to any change in federal law or to any regulations or ruling thereunder. Any retroactive amendment by the Plan Sponsor shall be subject to the provisions of Section 8.1.

8.3
Plan Termination. The Plan has been adopted with the intention and expectation that it will be continued indefinitely. Each Employer, however, reserves the right to terminate the Plan with respect to its participating employees. Each Employer has no obligation or liability whatsoever to maintain the Plan for any length of time and may discontinue contributions under the Plan or terminate the Plan at any time without any liability hereunder for any such discontinuance or termination.

8.4
Distribution Upon Termination of the Plan. Upon termination of the Plan, no further Contributions shall be made under the Plan and if such termination meets the distribution acceleration requirements of Treasury Regulation § 1.409A-3(j)(4)(ix), all amounts credited to each Participant’s Account shall be paid out as soon as administratively feasible in accordance with such regulations in a single lump sum payment regardless of the elections the Participant had made concerning the time and form of payment of the amounts credited to his or her Account and regardless of whether the Participant was receiving installments at the time of such Plan termination.

ARTICLE 9     – THE TRUST

9.1
Establishment of Trust. The Plan Sponsor may but is not required to establish a trust to hold amounts, which the Plan Sponsor may contribute from time to time to correspond to some or all amounts credited to Participants under Section 4.1. If the Plan Sponsor elects to establish a trust, the provisions of Sections 9.2 and 9.3 shall become operative.

9.2
Grantor Trust. Any trust established by the Plan Sponsor shall be between the Plan Sponsor and a trustee pursuant to a separate written agreement under which assets are held, administered and managed, subject to the claims of the Plan Sponsor’s creditors in the event of the Plan Sponsor’s insolvency, until paid to the Participant and/or his or her Beneficiaries specified in the Plan. The trust is intended to be treated as a grantor trust under the Code, and the establishment of the trust shall not cause the Participant to realize current income on amounts contributed thereto.

9.3
Investment of Trust Funds. Any amounts contributed to the trust by the Plan Sponsor shall be invested by the trustee in accordance with the provisions of the trust and the instructions of the Administrator. Trust investments need not reflect the hypothetical investments selected by Participants under Section 5.1 for the purpose of adjusting Accounts and the earnings or investment results of the trust shall not affect the hypothetical investment adjustments to Participant Accounts under the Plan.

ARTICLE 10     – MISCELLANEOUS

10.1
Acceleration of Payments Permitted Under Code Section 409A. Notwithstanding anything in this Plan to the contrary, the Administrator may provide that a Participant will receive all or a portion of his or her Account prior to the time specified in this Plan to the extent such acceleration is permitted under Code Section 409A.

10.2
Unsecured General Creditor of the Employer. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under the Plan, any and all of the Employer’s assets shall be, and shall remain, the general, unpledged, unrestricted assets of the Employer. Each Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

10.3
Employer’s Liability. Each Employer’s liability for the payment of benefits under the Plan shall be defined only by the Plan and by the Deferral Elections entered into between a Participant and the Employer. An Employer shall have no obligation or liability to a Participant under the Plan except as provided by the Plan and a Deferral Election or agreements. An Employer shall have no liability to Participants employed by other Employers.

10.4
Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to the Participant or any other person any legal or equitable right against the Employer or Administrator, except as provided herein; and in no event will the terms of employment or service of the Participant be modified or in any way affected hereby.

10.5
Assignment of Benefits. Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a Participant or any Beneficiary of a Participant shall be subject to the claim of any creditor. In particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment, or any other legal or equitable process available to any creditor of the Participant and his or her Beneficiary. Neither the Participant nor his or her Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the payments which he or she may expect to receive, contingently or otherwise, under this Plan, except the right to designate a Beneficiary to receive death benefits provided hereunder. In cases of marital dispute, the Employer shall observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, a Participant agrees to hold the Employer harmless from any harm that arises out of the Employer’s obeying the final order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court. A distribution made to comply with a court-approved settlement incident to divorce or to comply with Federal conflict of interest requirements shall be permitted, notwithstanding the provisions of Article 3 or any elections made by the Participant to the contrary.

10.6
Facility of Payment. If the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his or her affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Employer to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Employer for the payment of benefits hereunder to such recipient.

10.7
Notices. Any notice or other communication in connection with the Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, 5 business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified:

(a)	If it is sent to the Employer or Administrator, it will be at the address specified by the Employer; or

(b)	In each case at such address as the addressee shall have specified by written notice delivered in accordance with the foregoing to the addressor’s then effective notice address.

10.8
Tax Withholding. The Employer shall have the right to deduct from all payments or deferrals made under the Plan any tax required by law to be withheld. If the Employer concludes that tax is owed with respect to any deferral or payment hereunder, the Employer shall withhold such amounts from any payments due the Participant, as permitted by law, or otherwise make appropriate arrangements with the Participant or his or her Beneficiary for satisfaction of such obligation. Tax, for purposes of this Section 10.8 means any federal, state, local or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any earnings thereon, and any payments made to Participants under the Plan.

10.9
Indemnification. Each Employer shall indemnify and hold harmless each employee, officer, or director of an Employer to whom is delegated duties, responsibilities, and authority with respect to the Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or her (including but not limited to reasonable attorney fees) which arise as a result of his or her actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by an Employer. Notwithstanding the foregoing, an Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Employer consents in writing to such settlement or compromise.

10.10	Governing Law. The Plan will be construed, administered and enforced according to ERISA, and to the extent not preempted thereby, the laws of the State of California.

ARTICLE 11     – PLAN ADMINISTRATION

11.1
Powers and Responsibilities of the Administrator. The Administrator has the full power and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The Administrator’s powers and responsibilities include, but are not limited to, the following:

(a)	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)	To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)	To administer the claims and review procedures specified in Section 11.2;

(e)	To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(f)	To determine the person or persons to whom such benefits will be paid;

(g)	To authorize the payment of benefits;

(h)	To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;

(i)	To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(j)	By written instrument, to allocate and delegate its responsibilities, including the formation of an Administrative Committee to administer the Plan.

11.2	Claims and Review Procedures.

(a)
Claims Procedure. If any person believes he or she is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Administrator within one year of the date of the event giving rise to the claim for benefits under the Plan. If any such claim is wholly or partially denied, the Administrator will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period).

(b)
Review Procedure. Within 60 days after the date on which a person receives a written notification of denial of claim, such person (or his or her duly authorized representative) may (i) file a written request with the Administrator for a review of his or her denied claim and of pertinent documents and (ii) submit written issues and comments to the Administrator. The Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period).

(c)
No action at law or equity shall be brought to recover benefits under the Plan unless the action is commenced within two (2) years after the occurrence of the loss for which a claim is made. Except as required by applicable law, no action at law or equity shall be brought to recover a benefit under the Plan unless and until the claimant has:

(i)	submitted a claim for benefits;

(ii)	been notified by the Board that the benefits (or a portion thereof) are denied;

(iii)	filed a written request for a review of denial with the Board; and

(iv)	been notified in writing that the denial has been affirmed.
11.3    Plan Administrative Costs. All reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator in administering the Plan shall be paid by the Employer.

11.4
Code Section 409A. The Plan shall be interpreted and construed as necessary to comply with Code Section 409A and any regulations or other guidance promulgated thereunder. Any provision that is noncompliant with Section 409A of the Code is deemed amended to comply with Section 409A of the Code or if it cannot be so amended is void. The Bank does not guarantee the tax treatment of any payment or benefit under the Plan and the Participant shall at all times be responsible for any and all tax liabilities and payments related to the benefits provided hereunder.

Approved by the Compensation Committee on July 22, 2015. Refer to official Compensation Committee Minutes for approval record.